Exhibit 3.18

CERTIFICATE OF INCORPORATION

OF

GLK HOLDINGS, INC.

1. The name of the corporation is GLK HOLDINGS, INC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. The purpose for which it is formed is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

4. The aggregate number of shares which the corporation shall have authority to issue is 3,000 all of which are to be common shares with a par value of $.01 per share.

5. The name and mailing address of the incorporator is:

Carla J. Penazek Pittsford, NY 14534	99 Garnsey Road

6. The Board of Directors of the corporation is expressly authorized to make, alter or repeal by-laws of the corporation, but the stockholders may make additional by-laws and may alter or repeal any by-law whether adopted by them or otherwise.

7. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same now exists or may hereafter be amended in a manner more favorable to directors, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate this 12th day of February, 2003, and hereby affirms the truth of the statements contained herein under penalties of perjury.

/s/ Carla J. Penazek
Carla J. Penazek
Incorporator